EXHIBIT 99.1

July 2, 2026

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

The Financial Structure of the Country

In January 1934, nearly two years after the establishment of the Federal Home Loan Bank System, the FHLBNY submitted our first-ever Annual Report to Members. The pages of that document contain a statement from George L. Bliss, who would soon become president of our cooperative, that brims with both pride and prescience:

“One may say without fear of challenge, that the Federal Home Loan Bank system has been firmly established as a permanent addition to the financial structure of the country.”

This month, we as a nation celebrate the 250th anniversary of America. We also mark 94 years of America’s Federal Home Loan Banks. While our System remains relatively youthful compared to the U.S., there is no doubt that over the past nine decades, we have remained a key component of the financial structure of the country and critical to the realization of the American Dream.

In that same Annual Report, Mr. Bliss stated that “the primary purpose of the Federal Home Loan Bank System is to create a central reservoir of credit for home-financing institutions.” Over our 94-year history, our membership has expanded and diversified, as have the ways in which our members support housing finance. Our mission has also grown to include furthering our support for housing and community development through a range of grant programs. But the liquidity mission Mr. Bliss referred to in 1934 remains the same in 2026 – and it is through the execution of that mission that the Federal Home Loan Banks have made our most significant and lasting contributions to the story of America.

We make this impact in partnership with our members. Throughout its history, America has always grown through local investment, and across the nation, local financial institutions have always been the backbone of the communities they serve. Our membership alone includes one institution that was founded in 1784, and others that have served their customers since the first half of the 19th Century. From rural towns to urban centers, the story of America has been underwritten by the local lender.

For 94 years, the Federal Home Loan Banks have stood behind these institutions as the local lender for these local lenders, our reliable liquidity flowing out to our members and turning into the mortgages, small business loans and other lending products that have built the communities that comprise our country.

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A Shared Story, Told Through the Member Voice

Our very first Annual Report outlined the purpose of the FHLBanks. Our most recent shows that purpose in action through a series of member testimonials on what their FHLBNY membership means to them:

•	“[Letters of Credit] issued by the FHLBNY have become a critical tool in how we support state, municipal, and local government fund deposits.”

David Howard – EVP Treasurer, OceanFirst Bank

•	“Our participation [in the Affordable Housing Program] has been integral to our mission of promoting supportive housing in the communities that we serve.”

Steve Bush – President, Chairman & CEO, Apple Bank

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•	“[The 0% Development Advance Program’s] interest-rate credits help us strategically allocate capital to important community projects, especially affordable housing and infrastructure.”

William Turner – Managing Director, Metropolitan Life Insurance Company

•	“FHLBNY’s focus on creating funding sources, operational excellence, and innovation supports our ability to meet the evolving needs of our members and communities.”

Ben Alessi – Chief Financial Officer, Teachers Federal Credit Union

Over the coming weeks, as the FHLBanks celebrate our 94th year, we will showcase member stories on our social media channels. Local lenders have been instrumental to our country’s success since its founding, and for nearly a century, the FHLBanks have worked alongside these vital institutions to amplify their impact. As both the owners and clients of our cooperative, and those who are putting our funding to work in the communities we all serve, our members represent the most compelling voice in the FHLBank story. Our shared story is one worth telling.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

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2026 Director Elections Now Underway

The FHLBNY’s 2026 Director Election nomination process launched on July 1, and the nomination period will remain open through July 31. This year, four Board seats are up for election: two Member Directorships representing our New Jersey members and two Independent Directorships representing the whole District.

On July 1, all eligible members were sent an email titled “Commencement of FHLBNY 2026 Director Election Process” containing a link to materials regarding the elections. Eligible New Jersey members may, using the electronic Certificate of Nomination included with the election materials, nominate one person for the open Member Directorship in their state. Separately, the materials indicated that those individuals interested in being considered for nomination by the FHLBNY’s Board for the two open Independent Directorships must first submit an Independent Director Application Form and resume to the FHLBNY. Copies of this Form and submission information can be found at our Corporate Governance page.

All electronic Certificates of Nomination must be submitted, and all emailed Independent Director Application Forms and resumes must be received by the FHLBNY, by 5:00 p.m. ET on July 31, 2026.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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